EXHIBIT 99.1

FOR IMMEDIATE RELEASE

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2012
•	Total revenues of $50.3 million resulting primarily from growth in year over year BioThrax® doses delivered
•	Net loss of $6.8 million or $0.19 per share, calculated in accordance with US GAAP
•	Non-GAAP adjusted net loss of $0.7 million or $0.02 per share
•	FY 2012 forecast: reaffirmed total revenues of $280 to $300 million and net income of $15 to $25 million
•	Q2 2012 forecast: total revenues of $70 to $80 million

ROCKVILLE, MD, May 3, 2012—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the first quarter ended March 31, 2012.

Total revenues for Q1 2012 were $50.3 million as compared to $18.5 million in 2011.  In addition, for Q1 2012 the company recorded a net loss of $6.8 million, or $0.19 per share, as compared to a net loss of $21.4 million, or $0.61 per share, in 2011.  The Q1 2012 net loss included a one-time, non-cash charge of $9.6 million.  This charge is related to impairment of in-process research and development associated with the SBI-087 product candidate, which was being developed by Pfizer.   Pfizer recently notified the company of its intent to terminate its current development programs with respect to SBI-087, thus triggering the impairment charge.  Without this non-cash charge, the company’s non-GAAP adjusted net loss was $0.7 million, or $0.02 per share.

Daniel J. Abdun-Nabi, president and chief executive officer of Emergent BioSolutions, stated, “The performance of our core business during the first quarter was in line with expectations.  We continued to manufacture and deliver BioThrax into the SNS while investing in the ongoing development of both our Biosciences and Biodefense product development programs.  We look forward to achieving key milestones in 2012, including completion of Building 55 consistency lot manufacture, reviewing preliminary efficacy data from our Phase 2b TB infant trial, completing enrollment in our Phase 2 CLL combination study, and publishing data from our Phase 1b NHL combination study.”

Q1 2012 Key Financial Results

Product Sales
For Q1 2012, product sales were $34.4 million, an increase of $28.8 million, from $5.6 million for Q1 2011.  This increase was primarily due to a 636 percent increase in the number of doses of BioThrax delivered.

Contracts and Grants Revenues
For Q1 2012, contracts and grants revenues were $16.0 million, an increase of $3.0 million, or 23 percent, from $12.9 million for Q1 2011.  The increase was primarily due to increased activity and associated revenue from our development contracts, specifically large-scale manufacturing of BioThrax and development of PreviThrax™, both funded by BARDA.

Cost of Product Sales
For Q1 2012, cost of product sales was $7.5 million, an increase of $6.4 million, from $1.1 million for Q1 2011.  This increase was substantially attributable to the 636 percent increase in the number of BioThrax doses sold.

Research and Development
For Q1 2012, research and development expenses were $26.2 million, a decrease of $8.5 million, or 24 percent, from $34.8 million for Q1 2011.  This decrease primarily reflects lower contract service expenses, and includes decreased expenses of $9.6 million for product candidates and technology platform development activities within the Biosciences segment, offset by increased expenses of $1.1 million related to development of product candidates within the Biodefense segment and other research and development activities.  Net of development contracts and grants revenue along with the net loss attributable to noncontrolling interests, research and development expenses were $9.1 million for Q1 2012.

Selling, General and Administrative
For Q1 2012, selling, general and administrative expenses were $19.5 million, an increase of $1.3 million, or 7 percent, from $18.2 million for Q1 2011.  This increase is primarily due to legal and other professional services to support business initiatives.  Selling, general and administrative expenses for Q1 2012 consisted of $14.5 million associated with the Biodefense segment and $5.0 million associated with the Biosciences segment.

In-Process Research & Development
During Q1 2012, the company recorded a charge of $9.6 million attributable to impairment of the company’s SBI-087 in-process research and development asset.

Financial Condition and Liquidity
Cash and cash equivalents combined with investments at March 31, 2012 was $150.4 million compared to $145.9 million at December 31, 2011.  Additionally, at March 31, 2012, the accounts receivable balance was $43.7 million, which is comprised primarily of unpaid amounts due for shipments of BioThrax accepted by the US government.

Forecast: 2Q 2012
For the second quarter of 2012, the company anticipates total revenues of $70 to $80 million.

Forecast: Full Year 2012
For full year 2012, the company is reaffirming its forecast of total revenues of $280 to $300 million, split between product sales of $220 to $230 million and contracts and grants revenue of $60 to $70 million.  The company also reaffirms its forecast of net income of $15 to $25 million.

Reconciliation of GAAP to Non-GAAP Net Loss
During Q1 2012, the company recorded an impairment charge of $9.6 million, which represents the entire carrying value of the company’s SBI-087 in-process research and development asset.  Without this non-cash charge, after taking into consideration the tax effect, the net loss for the period is reduced from $6.8 million to $0.7 million, a difference of approximately $6.1 million.  The company believes that disclosing adjusted earnings figures which exclude the impact of this non-cash impairment charge provides a more meaningful measure of its operating results for comparison to future periods and previously announced guidance.

Conference Call and Webcast
Company management will host a conference call at 5:00 pm Eastern on May 3, 2012 to discuss these financial results.  The conference call will be accessible by dialing 888/713-4213 or 617/213-4865 (international) and providing passcode 54709934.  A webcast of the conference call will be accessible from the company’s website at www.emergentbiosolutions.com, under “Investors”.  A replay of the conference call will be accessible, approximately two hours following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using passcode 27346515.  The replay will be available through May 17, 2012.  The webcast will be archived on the company’s website, www.emergentbiosolutions.com, under “Investors”.

About Emergent BioSolutions Inc.
Emergent BioSolutions protects and enhances life by developing and manufacturing vaccines and therapeutics that are supplied to healthcare providers and purchasers for use in preventing and treating disease.  Emergent’s marketed and investigational products target infectious diseases, oncology and autoimmune disorders.  Additional information about the company may be found at www.emergentbiosolutions.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our expected revenue growth and net earnings for 2012, and our expected revenue for 2Q 2012, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. Such statements are based upon the current beliefs and expectations of management that are subject to risks, uncertainties and other important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts or modifications to existing contracts; our plans to pursue label expansions and improvements for BioThrax®; our ability to perform under our current development contracts with the U.S. government; our plans to expand our manufacturing facilities and capabilities, including our ability to develop and obtain regulatory approval for manufacturing of BioThrax® in our large-scale vaccine manufacturing facility in Lansing, Michigan; the rate and degree of market acceptance of our products and product candidates; the success of preclinical studies and clinical trials of our product candidates and post-approval clinical utility of our products; the potential benefits of our existing collaborations and our ability to selectively enter into additional collaborative arrangements; the extent to which our licensing and acquisition activities are complementary to the company’s existing business and whether anticipated synergies and benefits are realized within expected time periods; our ability to identify and acquire or in-license products and product candidates that satisfy our selection criteria; ongoing and planned development programs, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports filed with the SEC  The company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

Financial Statements Follow

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2012	2011
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$150,425	$143,901
Investments	-	1,966
Accounts receivable	43,652	74,153
Inventories	17,319	14,661
Deferred tax assets, net	441	1,735
Income tax receivable, net	19,798	9,506
Restricted cash	-	220
Prepaid expenses and other current assets	7,907	8,276
Total current assets	239,542	254,418

Property, plant and equipment, net	218,749	208,973
In-process research and development	41,800	51,400
Goodwill	5,502	5,502
Assets held for sale	-	11,765
Deferred tax assets, net	8,349	13,999
Other assets	745	807

Total assets	$514,687	$546,864

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,316	$40,530
Accrued expenses and other current liabilities	1,134	1,170
Accrued compensation	9,982	20,884
Contingent value rights, current portion	-	1,748
Long-term indebtedness, current portion	3,280	5,360
Deferred revenue	283	1,362
Total current liabilities	42,995	71,054

Contingent value rights, net of current portion	-	3,005
Long-term indebtedness, net of current portion	57,592	54,094
Other liabilities	2,005	1,984
Total liabilities	102,592	130,137

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 36,160,162 and 36,002,698 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	36	36
Additional paid-in capital	222,746	220,654
Accumulated other comprehensive loss	(3,229)	(3,313)
Retained earnings	190,041	196,869
Total Emergent BioSolutions Inc. stockholders' equity	409,594	414,246
Noncontrolling interest in subsidiaries	2,501	2,481
Total stockholders’ equity	412,095	416,727
Total liabilities and stockholders’ equity	$514,687	$546,864

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenues:
Product sales	$34,357	$5,597
Contracts and grants	15,954	12,936
Total revenues	50,311	18,533

Operating expense:
Cost of product sales	7,511	1,068
Research and development	26,246	34,759
Selling, general and administrative	19,492	18,212
Impairment of in-process research and development	9,600	-
Loss from operations	(12,538)	(35,506)

Other income (expense):
Interest income	25	35
Interest expense	(3)	-
Other income (expense), net	854	(1)
Total other income (expense)	876	34

Loss before benefit from income taxes	(11,662)	(35,472)
Benefit from income taxes	(3,640)	(12,299)
Net loss	(8,022)	(23,173)
Net loss attributable to noncontrolling interest	1,193	1,776
Net loss attributable to Emergent BioSolutions Inc.	$(6,829)	$(21,397)

Loss per share - basic	$(0.19)	$(0.61)
Loss per share - diluted	$(0.19)	$(0.61)

Weighted-average number of shares - basic	36,045,839	35,179,317
Weighted-average number of shares - diluted	36,045,839	35,179,317

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:	(Unaudited)

Net loss	$(8,022)	$(23,173)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Stock-based compensation expense	2,712	2,441
Depreciation and amortization	2,373	2,235
Deferred income taxes	6,944	2,879
Non-cash development expenses from joint venture	1,212	2,550
Change in fair value of contingent value rights	(3,005)	581
Impairment of in-process research and development	9,600	-
Excess tax benefits from stock-based compensation	862	(39)
Other	(19)	13
Changes in operating assets and liabilities:
Accounts receivable	30,501	27,350
Inventories	(2,658)	(9,441)
Income taxes	(11,154)	(15,238)
Prepaid expenses and other assets	443	923
Accounts payable	(1,988)	(736)
Accrued expenses and other liabilities	(11)	(33)
Accrued compensation	(10,895)	(10,525)
Deferred revenue	(1,075)	(2,510)
Net cash provided by (used in) operating activities	15,820	(22,723)
Cash flows from investing activities:
Purchases of property, plant and equipment	(22,329)	(8,432)
Proceeds from sale of assets	11,765	-
Proceeds from maturity of investments	1,966	-
Purchase of investments	-	(4,309)
Net cash used in investing activities	(8,598)	(12,741)
Cash flows from financing activities:
Proceeds from borrowings on long-term indebtedness	9,621	-
Issuance of common stock subject to exercise of stock options	242	4,198
Excess tax benefits from stock-based compensation	(862)	39
Principal payments on long-term indebtedness	(8,203)	(842)
Contingent value right payment	(1,748)	-
Release of restricted cash deposit	220	-
Net cash provided by (used in) financing activities	(730)	3,395

Effect of exchange rate changes on cash and cash equivalents	32	(25)

Net increase (decrease) in cash and cash equivalents	6,524	(32,094)
Cash and cash equivalents at beginning of period	143,901	169,019
Cash and cash equivalents at end of period	$150,425	$136,925